Exhibit 99.1
FOR IMMEDIATE RELEASE

The Scotts Miracle-Gro Company	NEWS
          The Scotts Miracle-Gro Company Reports First Quarter Results
•	Adjusted seasonal loss in line with prior year; Reported loss improves $10 million

•	First quarter consumer purchases increase 13 percent

•	SG&A cost savings taking hold throughout the organization

•	Company reaffirms full-year outlook to grow adjusted net income 20-22 percent
     MARYSVILLE, Ohio (January 24, 2006) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today reported its first quarter adjusted loss was in line with the prior year due mostly to strong expense control throughout the Company. Sales also were in line with last year, while consumer purchases of the Company’s products at its major retail partners increased 13 percent during the quarter with improvements in nearly every major product category.
     “We’re pleased with our first quarter results and encouraged that they are better than we previously expected,” said Jim Hagedorn, chairman and chief executive officer. “Typically, our first quarter loss increases each year due to higher expenses that are not offset until later in the year. Primarily due to cost controls associated with our profit improvement plan, Project Excellence, our ability to keep the seasonal loss in line with last year signals a good start to 2006.
     “We’re also pleased that consumers remained engaged in the lawn and garden category even during the slow part of the season. Our solid start, combined with new product initiatives and television commercials, higher planned marketing spending and improved trade listings give us confidence that we can deliver 10 to 11 percent sales growth and 20 to 22 percent adjusted net earnings growth for the full year.”
     Given the seasonal nature of the business, Scotts typically reports a net loss in the first quarter. For the quarter ended December 31, 2005, the Company reported an adjusted net loss,

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excluding restructuring and other charges, of $49.1 million, or $0.72 per share, compared with an adjusted net loss of $49.0 million, or $0.74 per share, for the same quarter last year. Including restructuring and other charges, reported net loss for the quarter was $52.7 million, or $0.78 per share, compared with a reported net loss of $62.7 million, or $0.95 per share, for the same period last year.
     In the first quarter, the Company recorded a $4.7 million restructuring charge related to Project Excellence as well as a $1 million impairment charge related to a trade name in its UK business.
     In late December, the Company said it expected the adjusted net loss in the quarter to be 15 to 20 percent greater than the same period last year due to delayed shipments. In addition to the delay being less than expected, sales in other areas of the business slightly exceeded expectations and higher-than-expected cost savings were realized throughout the Company.
     Adjusted loss before interest, taxes, depreciation and amortization (EBITDA) for the first quarter was $55.2 million, compared with a loss of $52.4 million a year earlier. Including restructuring and other charges, reported EBITDA was a loss of $60.9 million, compared with a loss of $74.6 million last year.
     Sales for the North America business increased 9 percent to $125.6 million versus $115.2 million for last year’s comparable period. The gain was primarily attributed to the acquisition of Morning Song, the wild bird food business the Company acquired in November. Scotts LawnService had a strong finish to its season with revenues up 13 percent for the quarter to $23.6 million, compared with $20.9 million last year. International sales decreased 16 percent to $58.3 million. Excluding the impact of foreign exchange rates, International sales decreased 7 percent in the quarter due to retail purchasing patterns similar to the North America business.
     Gross margin was 21.4 percent compared to 24.8 percent a year earlier. The decline was primarily due to raw material and fuel increases that are not yet offset by price increases that took effect January 1, 2006.
     Total SG&A expense for the quarter was $126 million, a nearly 3 percent reduction from last year. Beginning this year, the Company is including advertising expense and amortization as part of an all-inclusive SG&A calculation and will no longer present those items separately on its income statement.

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     Interest expense in the first quarter was $7.1 million compared with $10.4 million in the prior year. Additionally, the Company has commenced its five-year $500 million share repurchase program during the quarter and has acquired more than 270,000 shares on a year-to-date basis. The Company anticipates regular purchases in the open market and will allocate approximately $100 million to the program in fiscal 2006.
     “As we approach our peak season, we are very pleased with the cost controls that we have put in place,” said Chris Nagel, chief financial officer. “Our first quarter results suggest another strong year that will allow us to continue to return capital to shareholders while further enhancing shareholder value.”
     The Company also said that it may be required to record a liability between $90 million and $120 million as a cumulative effect adjustment for the change in accounting for stock options when it files its Form 10-Q next month with the Securities and Exchange Commission. FASB Statement 123(R), which became effective for ScottsMiracle-Gro in fiscal 2006, requires stock options to be classified as a liability if they can be settled in cash under any circumstances, including a change in control. The Company’s 1996 option plan – which has 3.8 million options outstanding – contains a provision for the immediate vesting of these options upon change in control and allows for the settlement of these options in cash or stock as determined by the option holder.
     The FASB has issued a draft staff position paper that could make this charge unnecessary for ScottsMiracle-Gro. However, if clarification of this issue is not effective prior to February 9, 2006, when the Company is required to filed its Form 10-Q, then this filing may reflect the charge for this liability.
     The Company will discuss its first quarter 2006 results during a Webcast conference call at 10:00 a.m. EDT today. The call will be available live on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.
About ScottsMiracle-Gro
With more than $2.3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded

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consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken®, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song®, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect the Company’s sales and financial results;

•	The Company’s historical seasonality could impair the Company’s ability to pay obligations as they come due and operating expenses;

•	The Company’s substantial indebtedness could adversely affect the Company’s financial health;

•	Public perceptions regarding the safety of the Company’s products could adversely affect the Company;

•	The loss of one or more of the Company’s top customers could adversely affect the Company’s financial results because of the concentration of the Company’s sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase the Company’s competition in the United States;

•	Compliance with environmental and other public health regulations could increase the Company’s cost of doing business; and,

•	The Company’s significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Senior Director
Investor Relations & Corporate Communications
(937) 578-5622

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THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three Months
Ended December 31, 2005 and January 1, 2005
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 9

		Three Months Ended
		December 31,	January 1,	%
	Footnotes	2005	2005	Change
Net sales		$249.5	$246.4	1.3%
Cost of sales		196.0	185.3

Gross profit		53.5	61.1	-12.6%
% of sales		21.4%	24.8%
Operating expenses:
Selling, general and administrative		126.0	129.6	-2.8%
Impairment, restructuring and other charges		5.7	22.2
Other income, net		(1.6)	(0.2)

Total operating expenses		130.1	151.6	-14.2%

Loss from operations		(76.6)	(90.5)	15.4%
% of sales		-30.7%	-36.7%
Interest expense		7.1	10.4

Loss before taxes		(83.7)	(100.9)	17.1%
Income tax benefit		(31.0)	(38.4)

Loss from continuing operations		(52.7)	(62.5)	15.8%
Loss from discontinued operations		—	(0.2)

Net loss		$(52.7)	$(62.7)	15.9%

Basic loss per share	(1)	$(0.78)	$(0.95)	17.9%

Diluted loss per share	(2)	$(0.78)	$(0.95)	17.9%

Common shares used in basic loss per share calculation		68.0	66.0	3.0%

Common shares and potential common shares used in diluted loss per share calculation		68.0	66.0	3.0%

EBITDA	(3)	$(60.9)	$(74.6)	18.4%

Results of operations excluding restructuring, refinancing charges, loss on impairment:
Adjusted net loss		$(49.1)	$(49.0)	0.3%

Adjusted diluted loss per share	(2)	$(0.72)	$(0.74)	2.7%

Adjusted EBITDA	(3)	$(55.2)	$(52.4)	-5.2%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three Months
Ended December 31, 2005 and January 1, 2005
(in millions)
(unaudited)

	Three Months Ended
	December 31,	January 1,
	2005	2005	% Change
North America	$125.6	$115.2	9.1%
Scotts LawnService	23.6	20.9	13.3%
International	58.3	69.5	-16.1%
Corporate & Other	42.0	40.8	2.9%

Consolidated	$249.5	$246.4	1.3%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
December 31, 2005, January 1, 2005 and September 30, 2005
(Unaudited)
(in millions)

	December 31,	January 1,	September 30,
	2005	2005	2005
ASSETS
Current assets
Cash and cash equivalents	$37.8	$29.1	$80.2
Accounts receivable, net	250.8	252.7	323.3
Inventories, net	558.8	501.2	324.9
Prepaid and other current assets	63.5	71.4	59.4

Total current assets	910.9	854.4	787.8

Property, plant and equipment, net	361.0	343.8	337.0
Goodwill, net	450.5	450.2	432.9
Other intangible assets, net	472.3	447.7	439.5
Other assets	21.2	19.4	21.7

Total assets	$2,215.9	$2,115.5	$2,018.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$13.9	$20.5	$11.1
Accounts payable	215.7	196.7	151.7
Other current liabilities	204.4	233.2	323.4

Total current liabilities	434.0	450.4	486.2

Long-term debt	679.1	727.2	382.4
Other liabilities	126.5	110.0	124.1

Total liabilities	1,239.6	1,287.6	992.7

Shareholders’ equity	976.3	827.9	1,026.2

Total liabilities and equity	$2,215.9	$2,115.5	$2,018.9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended December 31, 2005 and January 1, 2005
(in millions, except per share data)

	Three Months Ended
	December 31,	January 1,
	2005	2005
Loss before taxes	$(83.7)	$(100.9)
Discontinued operations	—	(0.3)
Restructuring and other charges	4.7	0.2
Impairment of intangibles	1.0	22.0

Adjusted loss before taxes	(78.0)	(79.0)
Income tax benefit	28.9	30.0

Adjusted net loss	$(49.1)	$(49.0)

Diluted loss per share (items net of tax)	$(0.78)	$(0.95)
Restructuring and other charges	0.05	0.00
Impairment of intangibles	0.01	0.21

Adjusted diluted loss per share	$(0.72)	$(0.74)

Loss from operations	$(76.6)	$(90.5)
Depreciation	12.2	12.5
Amortization, including marketing fee	3.5	3.4

EBITDA	(60.9)	(74.6)

Restructuring and other charges	4.7	0.2
Impairment of intangibles	1.0	22.0

Adjusted EBITDA	$(55.2)	$(52.4)

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)
Results of Operations
(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options) outstanding during the period. If there is a loss, diluted earnings per share is equal to basic earnings per share.

(3)	“EBITDA” is defined as income from operations, plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.